Exhibit 99.(a)(6)

SECOND AMENDMENT TO THE

AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

ABRDN GLOBAL INFRASTRUCTURE INCOME FUND

This Second Amendment dated May 27, 2026 (the “Amendment”) to the AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST, as amended and restated on June 18, 2020, as previously amended on June 30, 2022 (the “A&R DoT”), of the abrdn Global Infrastructure Income Fund (the “Trust”) makes the following changes to the A&R DoT.

WHEREAS, the Board of Trustees of the Trust and the Trust’s shareholders have voted to approve this Amendment.

NOW, THEREFORE, the A&R DoT is amended as follows:

Article XI of the A&R DoT shall be restated in its entirety as follows:

ARTICLE XI

TERMINATION

The Trust shall continue without limitation of time unless terminated pursuant to this Article XI. The Board may wind up the affairs of the Trust and all of the powers of the Board under this Declaration shall continue until the affairs of the Trust shall have been wound up as contemplated by the Act. The Board may, to the extent it deems appropriate, adopt a plan of liquidation, which plan of liquidation may set forth the terms and conditions for implementing the dissolution and liquidation of the Trust under this Article XI. Shareholders of the Trust shall not be entitled to vote on the adoption of any such plan or the dissolution and liquidation of the Trust under this Article XI except to the extent required by the 1940 Act. Following completion of winding up of its business, the Trustees shall cause a certificate of cancellation of the Certificate of Trust to be filed in accordance with the Act.

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IN WITNESS WHEREOF, the undersigned, being all or a majority of the Trustees, have set their hand and seal, for themselves and their assigns, unto this Second Amendment to the Amended and Restated Declaration of Trust of Aberdeen Standard Global Infrastructure Income Fund, all as of the day and year first above written. This Second Amendment to the Amended and Restated Declaration of Trust may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

/s/ John Sievwright
John Sievwright

/s/ Alan Goodson
Alan Goodson

/s/ Todd Reit
Todd Reit

/s/ Nancy Yao
Nancy Yao

/s/ Chris LaVictoire Mahai
Chris LaVictoire Mahai

/s/ Gordon A. Baird
Gordon A. Baird

/s/ Thomas W. Hunersen
Thomas W. Hunersen